Exhibit 99.2

CONTACTS:

Shelly Doran	317.685.7330	Investors
Les Morris

317.263.7711

Media

SIMON PROPERTY GROUP ANNOUNCES EXPIRATION AND RESULTS

OF CASH TENDER OFFER FOR NOTES

Indianapolis, Indiana – January 21, 2010…..Simon Property Group, Inc. (NYSE:SPG) today announced results of the cash tender offer made by Simon Property Group, L.P. (the “Operating Partnership”), to purchase for cash any and all of the ten outstanding series of notes listed in the table below (the “Notes”).  The tender offer expired yesterday at 5:00 p.m., New York City time.

The total principal amount of Notes tendered and accepted for purchase was approximately $2.285 billion, with a weighted average remaining duration of 2.0 years and a weighted average coupon of 5.76%.  A $166 million charge to earnings is expected to be recorded in the first quarter of 2010 in connection with this transaction.

The Operating Partnership will fund the purchase of the Notes with cash on hand and the proceeds from the sale of $2.25 billion of senior unsecured notes in an underwritten public offering announced on January 19, 2010 and expected to close on January 25, 2010.  The offering is comprised of $400 million of 4.20% notes due 2015, $1.25 billion of 5.65% notes due 2020 and $600 million of 6.75% notes due 2040.  The weighted average duration of the notes offering is 14.4 years and the weighted average coupon is 5.69%.

“We are very pleased with the results of these transactions,” said David Simon, Chairman and Chief Executive Officer.  “The aggregate result of the tender offer and the sale of unsecured notes was a significant extension of the duration of SPG’s senior unsecured notes portfolio, with no overall increase in our weighted average interest rate.  Our bond offering received exceptionally strong interest with book orders totaling $10 billion.  We were also pleased to introduce a 30-year maturity into our capital structure.  After completion of the transactions, we continue to maintain a current liquidity position of approximately $7 billion.”

Name of Issuer	CUSIP Number	Coupon	Maturity Date	Purchase Price(1)	Principal Amount Purchased
					(In thousands)

Simon Property Group, L.P.	828807AH0	7.750%	01/20/2011	$1,065.00	$122,361
CPG Partners, L.P.	12616FAA5	8.250%	02/01/2011	$1,072.50	$66,412
Simon Property Group, L.P.	828807BQ9/ 828807BR7	5.375%	06/01/2011	$1,052.50	$379,978
Simon Property Group, L.P.	828807BU0	5.600%	09/01/2011	$1,062.50	$498,603
Simon Property Group, L.P.	828807BX4	5.000%	03/01/2012	$1,062.50	$440,072
Simon Property Group, L.P.	828807BS5	5.750%	05/01/2012	$1,077.50	$325,755
CPG Partners, L.P.	12616FAB3	6.875%	06/15/2012	$1,105.00	$49,358
Simon Property Group, L.P.	828807AQ0	6.350%	08/28/2012	$1,100.00	$243,935
CPG Partners, L.P.	12616FAC1	6.000%	01/15/2013	$1,092.50	$80,666
Simon Property Group, L.P.	828807AW7/ 828807AV9	5.450%	03/15/2013	$1,077.50	$77,712
Total					$2,284,852

(1)  Represents the consideration (the “Purchase Price”) per $1,000 principal amount of Notes tendered and accepted for purchase.

The Operating Partnership accepted for purchase the principal amounts of the Notes set forth in the table, which were validly tendered and not validly withdrawn.  Holders of Notes that validly tendered and did not validly withdraw their Notes prior to the expiration of the tender offer will receive the Purchase Price set forth in the table and accrued and unpaid interest up to, but not including, the settlement date, which is expected to be January 26, 2010.

Citi, Morgan Stanley and RBS served as Dealer Managers for the tender offer, and the three firms, along with Barclays, acted as joint book-running managers for the new notes issuance.  Global Bondholder Services Corporation served as Depositary and Information Agent.

About Simon Property Group

Simon Property Group, L.P. is a majority-owned subsidiary of Simon Property Group, Inc. (the “Company”).  The Company is an S&P 500 company and the largest public U.S. real estate company.  The Company is a fully integrated real estate company which operates from five retail real estate platforms:  regional malls, Premium Outlet Centers®, The Mills®, community/lifestyle centers and international properties.  The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide.  The Company is publicly traded on the NYSE under the symbol SPG.